Exhibit 10.1

CHANGE IN CONTROL SEVERANCE AGREEMENT
MONTEREY GOURMET FOODS, INC.

RECITALS

        WHEREAS, the Board of Directors of Monterey Gourmet Foods, Inc. (“Company”), recognizing that a change in control of the Company (as hereinafter defined) could occur, that its threat or occurrence could result in significant distraction of personnel, and that it is in the best interest of the Company to retain the services of its principal executive employees (“Executives”) and to ensure their continued dedication and efforts without undue concern for their personal financial and employment security, has establish a plan “Plan”) for such purposes; and

        WHEREAS the Board has authorized and directed that an agreement for such purposes in accordance with the terms of the Plan (this “Agreement”) be entered into between the Company and the Executive named below.

        THEREFORE the Company and the Executive do agree as follows:

AGREEMENT

    1.        For the purposes of this Agreement, the term “Change in Control” shall mean any of the following:

    (a)        The closing of a sale or conveyance of all or a majority (over 50%) of the consolidated assets or business of the Company and its subsidiaries, directly or indirectly, whether through the sale of stock or other equity interests, the sale of assets, or by merger, consolidation or other business combination, or any combination thereof; or

    (b)        Any other transaction or series of related transactions having an economic effect substantially equivalent to the above.

    2.        The Executive identified below shall be entitled to receive severance pay upon his (1) termination of employment, or (2) a reduction in title or reassignment which (i) results in a substantial diminution of his position, duties or responsibilities prior to the Change in Control and (ii) precipitates a voluntary resignation by the Executive, occurring in either case at any time after the commencement of negotiations resulting in a Change in Control and the date which is six months after such Change in Control.

    3.        The Company or its successor in interest shall pay or cause to be paid to the Executive a cash severance, calculated using a multiplier of the employee’s average base annual salary within the twelve (12) month period immediately preceding the date of the event specified in section 2, as set forth below:

Job Title/Job Category	Severance Multiplier

Officer	Number of Months

    4.        Severance shall be payable in equal monthly installments over the severance multiplier period following the event specified in section 2 and shall be subject to all normal withholdings required by law.

    5.        In addition, and on a prorated basis, any bonus compensation which Executive shall have earned as of the date of the event specified in section 2 pursuant to any bonus plan previously agreed to by Executive and the Board of Directors, shall be paid to the employee in a lump sum with the first payment of cash severance, subject to the withholdings specified in section 4.

    6.        The compensation specified in this Agreement shall supersede any other lower cash severance compensation of any kind then in effect, prorated or otherwise, for the Executive.

    7.        This Agreement is binding on the agents, employees and successors of the Company.

DATED:   May 19, 2008

MONTEREY GOURMET FOODS, INC.

By:  ___________________________________
            Van Tunstall, Chairman of the Board

EXECUTIVE:

__________________________________
  Executive